EXHIBIT 5.1

May 14, 1998

Advanced Technical Products, Inc.
3353 Peachtree Rd., Suite 920
Atlanta, Georgia 30326

        Re:    REGISTRATION STATEMENT ON FORM S-8

Gentlemen:

As set forth in the Registration Statement (the "Registration Statement") on Form S-8 to be filed by Advanced Technical Products, Inc., a Delaware corporation (the "Company"), with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Act"), relating to the issuance of up to 595,952 shares (the "Shares") of the Company's common stock, par value $0.01 per share ("Common Stock") subject to options granted or to be granted under the 1997 Advanced Technical Products, Inc. Stock Option Plan and the Advanced Technical Products, Inc. Non-Employee Directors Plan, and options granted under the TPG Holdings Key Management Stock Option Plan (collectively, the "Plans"), certain legal matters in connection with the Common Stock are being passed upon for the Company by us. At your request, this opinion is being furnished to you for filing as Exhibit 5.1 to the Registration Statement.

In our capacity as your counsel in the connection referred to above, we have examined the Amended and Restated Certificate of Incorporation and Bylaws of the Company and the originals, or copies certified or otherwise identified, of corporate records of the Company, including minute books of the Company as furnished to us by the Company, certificates of public officials and of representatives of the Company, statutes and other instruments and documents as a basis for the opinions hereinafter expressed. In giving such opinions, we have relied upon certificates of officers of the Company with respect to the accuracy of the material factual matters contained in such certificates.

We have assumed the authenticity and completeness of all records, certificates and other instruments submitted to us as originals, the conformity to original documents of all records, certificates and other instruments submitted to us as copies, the authenticity and completeness of the originals of those records, certificates and other instruments submitted to us as copies and the correctness of all statements of fact contained in all records, certificates and other instruments that we have examined.
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Advanced Technical Products, Inc.
May 14, 1998
Page 2

Based on the foregoing, and having regard for such legal considerations as we have deemed relevant, we are of the opinion that, when issued and sold in the manner referred to in the Plans, the Shares will be legally and validly issued, fully paid and nonassessable.

The foregoing opinion is limited to the federal laws of the United States of America and the General Corporation Law of the State of Delaware, and we are expressing no opinion as to the effect of the laws of any other jurisdiction.

We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement and further consent to the use of our name wherever appearing in the Registration Statement and any amendments to it.

Very truly yours,

/s/ GARDERE WYNNE SEWELL & RIGGS, L.L.P.

GARDERE WYNNE SEWELL & RIGGS, L.L.P.